Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Blackwater Midstream Corp. on Form S-8 (No. 333-152203), of our report dated June 28, 2011, relating to the consolidated balance sheet of Blackwater Midstream Corporation as of March 31, 2011 and March 31, 2010 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended March 31, 2011,and for the year ended March 31, 2010 appearing in the Annual Report on Form 10-K for the year ended March 31, 2011.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/ s/ MALONEBAILEY, LLP
Houston, Texas
June 28, 2011